TRANSCRIPT

12 - 18 - 2024

Worthington Enterprises

FY2025 Second Quarter Earnings

TOTAL PAGES: 15

Worthington Enterprises

FY2025 Second Quarter Earnings

CORPORATE SPEAKERS:

Marcus Rogier

Worthington Enterprises; Treasurer, Investor Relations Officer

Joseph Hayek

Worthington Enterprises; President, Chief Executive Officer

Colin Souza

Worthington Enterprises; Chief Financial Officer

PARTICIPANTS:

Kathryn Thompson

Thompson Research Group; Analyst

Dan Moore

CJS Securities; Analyst

Susan Maklari

Goldman Sachs; Analyst

Brian McNamara

Canaccord Genuity; Analyst

PRESENTATION:

Operator^ Good morning. And welcome to the Worthington Enterprises Second Quarter Fiscal 2025 Earnings Conference Call. (Operator Instructions)

This conference is being recorded at the request of Worthington Enterprises.

If anyone objects, you may disconnect at this time.

I'd now like to introduce Marcus Rogier, Treasurer and Investor Relations Officer.

Mr. Rogier, you may begin.

Marcus Rogier^ Thank you, [Regina]. Good morning, everyone. And thank you for joining us for Worthington Enterprises second quarter fiscal 2025 earnings call.

On our call today, we have Joe Hayek, Worthington's President and Chief Executive Officer; and Colin Souza, Worthington's Chief Financial Officer.

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FY2025 Second Quarter Earnings

Before we get started, I'd like to note that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act.

These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested.

We issued our earnings release yesterday after the market closed.

Please refer to it for more detail on those factors that could cause actual results to differ materially.

In addition, our discussion today will include non-GAAP financial measures.

A reconciliation of these measures with the most appropriate comparable GAAP measure is included in the earnings press release, which is available on our Investor Relations website.

Today's call is being recorded, and a replay will be made available later on our worthingtonenterprises.com website.

At this point, I will turn the call over to Joe for opening remarks.

Joseph Hayek^ Thank you, Marcus. And good morning, everyone.

Welcome to Worthington Enterprises Fiscal 2025 Second Quarter Earnings Call.

Our second quarter marks the end of our first full year as Worthington Enterprises.

I'd like to start by thanking our entire team for their hard work building this strong foundation and for embracing our philosophy that prioritizes a people-first performance-based culture to drive shareholder returns.

Financially, we had a solid quarter despite mild but persistent macro headwinds.

We grew both adjusted EBITDA and earnings per share year-over-year and sequentially from Q1.

While we're pleased with our results in Q2, we continue to set our sights higher.

We're taking a fresh look at how we do things across the organization.

We're thinking more like a startup, and we're pursuing initiatives to optimize our margins as we grow Worthington.

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FY2025 Second Quarter Earnings

One of the things that sets Worthington apart is our ability to understand our customers' businesses and to partner with them to help drive their success, innovate and open and expand new markets.

A great example is our partnership with 3M, on the PowerCore engineered cylinder.

Our team's engineering prowess, collaborative approach and relentless energy enabled 3M's October launch of a new water-based adhesive using our PowerCore cylinder, which is intended to make commercial adhesive work for construction and repair and remodel roofing more efficient and effective.

Innovation like this is a key element of the Worthington business system that anchors our growth strategy.

We continue to innovate in consumer products as well. And our HALO Versa pizza oven was recently named one of this year's best gifts for the holiday season by Food and Wine magazine.

We have a number of new product launches planned in calendar 2025, and we are committed to continuing to bring innovation to our markets and our customers.

Inorganic growth is an equally important growth driver for us.

Our strong balance sheet and ample liquidity position us very well to grow through acquisitions and we're focused on acquiring market-leading businesses that leverage our strengths and enhance our margins, free cash flows and competitive position.

We've completed the integration of our most recent acquisition, Ragasco, and we are operating as one team in Europe with what we believe is the most comprehensive and sophisticated portfolio of LPG solutions in the world.

Another key component of the Worthington Business System is sustainability.

We see sustainability as both an obligation and a source of strategic advantage for us. Yesterday, we announced that Amtrol Alpha, located in Portugal, will produce and bring to market the first sustainable or green propane cylinder made with Arcelor Mittal's low-carbon emission steel, which has a 73% lower carbon footprint than traditional steel.

Last month, we announced an initiative we're calling the West Africa Clean Cooking Fund along with a $1 million commitment to that initiative from the Worthington Company's Foundation that we, along with our industry partners, hope will encourage and facilitate the adoption of clean and safe cooking with LPG in a region where over 250 million people are still dependent on traditional biomass for cooking, which presents significant health, deforestation and environmental risks.

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FY2025 Second Quarter Earnings

Finally, Newsweek again, just recognized Worthington Enterprises as one of America's most responsible companies.

I'm very proud to work with people that earn these honors every day because they are committed to being creative, thoughtful and to doing our part in society.

Looking into 2025, we believe our best days are ahead of us.

Our people-first culture, market-leading brands, outstanding value propositions and our commitment to the Worthington business system are core tenets of who we are, and they position us very well moving forward.

I'll now turn it over to Colin, who will provide you with some details on our financial performance in the quarter.

Colin Souza^ Thank you, Joe. And good morning, everyone.

In Q2, we reported GAAP earnings from continuing operations of $0.56 per share versus $0.36 in the prior year quarter. There were a few unique items that impacted our quarterly results including the following. The current quarter was negatively impacted by net pretax restructuring charges of $3 million or $0.04 per share primarily due to charges related to an executive retirement. Results in the prior year quarter were negatively impacted by $0.21 per share due to several items, the largest being corporate costs eliminated at the time of separation and transaction costs associated with separating our steel processing business.

These were partially offset by a pretax gain within equity income from a divestiture in our Cabs joint venture. Excluding these items, we generated adjusted earnings from continuing operations of $0.60 per share in the current quarter compared to $0.57 per share in Q2 of the prior year. The current quarter was also negatively impacted by $2 million or $0.03 per share due to an increase in our bad debt reserve specific to two customers who recently declared bankruptcy.

Consolidated net sales in the quarter of $274 million decreased 8.1% from $298 million in the prior year. The decrease was largely driven by the deconsolidation of our former Sustainable Energy Solutions segment, which contributed $28 million in sales in the prior year quarter.

Our gross profit for the quarter increased to $74 million compared to $63 million in the prior year quarter, and gross margin increased approximately 580 basis points to 27% in the current quarter. Adjusted EBITDA in Q2 was $56 million, up slightly from $55 million in Q2 of last year and up sequentially from $48 million in Q1.

Our TTM adjusted EBITDA is now $235 million and TTM adjusted EBITDA margin is 20.1%.

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FY2025 Second Quarter Earnings

With respect to cash flows and our balance sheet, cash flow from operations was $49 million in the quarter, and free cash flow was $34 million.

During the quarter, we invested $15 million on capital projects, which included $5 million related to our facility modernization projects.

We paid $9 million in dividends and spent $8 million to repurchase 200,000 shares of our common stock at an average price of $40.40.

We received $39 million in dividends from our unconsolidated JVs during the quarter, which represents a 112% cash conversion rate on that equity income.

Turning to our balance sheet and liquidity.

We closed the quarter with $296 million in long-term funded debt at an average interest rate of 3.6%, along with $194 million in cash.

Our leverage remains extremely low, with ample liquidity supported by a $500 million undrawn bank credit facility, positioning us well for the future. Net debt at quarter end was $102 million, resulting in a net debt to trailing adjusted EBITDA leverage ratio of less than 0.5 turn.

Yesterday, the Worthington Enterprises Board of Directors declared a quarterly dividend of $0.17 per share payable in March 2025.

We'll now spend a few minutes on each of the businesses.

In Consumer Products, Q2 net sales were $117 million, down 2% year-over-year, primarily due to a shift in product mix despite a 3% increase in volumes. Adjusted EBITDA for the segment was $15 million with an adjusted EBITDA margin of 13.3% compared to $13 million and 10.7%, respectively, in the prior year. The current quarter was negatively impacted by $2 million due to an increased bad debt reserve I mentioned earlier. Despite continued macro headwinds, our consumer team delivered solid results, achieving year-over-year growth in adjusted EBITDA and EBITDA margins.

We are very bullish on the business' growth potential as market conditions improve, bolstered by strong retail partnerships and a commitment to providing essential products for outdoor living, celebrations and home improvement.

Building Products reported Q2 net sales of $157 million, a 4% increase from $151 million in the prior year. This growth was primarily driven by the recent acquisition of Ragasco, which contributed $18 million in sales for the quarter, partially offset by lower volumes, particularly in heating and cooking.

Worthington Enterprises

FY2025 Second Quarter Earnings

The large-format heating business returned to year-over-year growth, but that growth was offset by some softness in our gas grill tank business due to production limitations as we completed our facility modernization project there. Adjusted EBITDA for the quarter was $47 million, with an adjusted EBITDA margin of 30% compared to $46 million and 30%, respectively, in the same quarter last year.

Sequentially, the business showed solid improvement with adjusted EBITDA and margin increasing over 17% from $40 million and 28.4% in Q1.

The year-over-year increase in adjusted EBITDA was primarily driven by the inclusion of Ragasco, which added $4 million, offsetting year-over-year declines in the remaining European business and higher equity earnings from WAVE. ClarkDietrich contributed $10 million in the current quarter compared to $14 million in the prior year quarter. The ClarkDietrich team has done an admirable job navigating a challenging demand environment, and we are encouraged by the sequential improvement from Q1.

WAVE continued its strong performance, delivering $25 million in equity earnings for the quarter, up from $21 million in the prior year quarter as that team continues to execute at a high level. The Building Products team is navigating the current environment well.

We have strengthened our value proposition to customers with new products in responsive and reliable service, enabling us to gain market share.

We are also seeing steady performance from our joint ventures, and we are very well positioned as we head into the second half of our fiscal year.

At this point, we are happy to take any questions.

QUESTION & ANSWER:

Operator^ (Operator Instructions) Our first question will come from the line of Kathryn Thompson with Thompson Research Group.

Kathryn Thompson^ First, I wanted to get kicked off on your gross margins, which were up a healthy clip in the quarter and definitely higher than most recent quarters. And you've touched on some aspects of it in the prepared commentary, but could you help us understand the larger drivers even if you have, say, half is from some categories or another, but really looking at mix shift from destocking comp, M&A or just better environment? Just help rank order what drove the margin performance.

Marcus Rogier^ Sure thing, Kathryn.

So just a few more details there. The gross margin was up 580 basis points.

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FY2025 Second Quarter Earnings

If you recall we had a recall of a product in the prior year quarter. And then we're also excluding sales and margin from our SES business unit, which we formed a joint venture here in our Q4.

And that really led to 300 basis points approximately of margin expansion just with those items. And then we layer on the inclusion of Ragasco, which we acquired in June. And then in addition to that, some positive kind of mix shift in our higher-margin products.

So we're overall pleased with where margins are this quarter at 27%. And that's about what we would kind of expect our margins to be at this time.

Kathryn Thompson^ Okay. Helpful. And with the addition of Ragasco, and just kind of shift overall structurally this year, how should we think about SG&A, kind of just given different focus as we look forward?

Joseph Hayek^ So Kathryn, when we think about SG&A, it's really in the context of how we're running the business, right? And so a lot of the things that we've been after strategically are bearing fruit. You look at the way that we've strengthened our value propositions over the last year, we talked about the 3M partnership in the consumer business.

We continue to work with our partners and bring point-of-sale data and analytics to them so that they can have adequate levels of inventory as they prepare for winter weather or storms. And so that's really helping think about things.

You did mention this earlier on the kind of destocking having run its course. That's more on the large-format propane tanks.

But when we think about SG&A, obviously we inherited the SG&A that comes from Ragasco.

But we're really focused on thinking about things and taking a fresh look at things. When we think about kind of optimizing and growing Worthington that we did, we have sort of taken a step back and we're thinking about things a little differently.

And that's going to allow us to be successful in any demand environment. The one that we're in now we'd characterize as kind of flat and steady sequentially.

But when some of the markets that we participate in return to growth, that discipline is going to really manifest itself, we think, in some great things.

Kathryn Thompson^ Okay. Great. Just a follow-up on WAVE, the WAVE JV continues to perform well double digits for six of the past seven quarters.

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FY2025 Second Quarter Earnings

Obviously there's more than just office and -- but could you talk about -- just expand on trends that are driving this performance? And how we should think about growth as we face tougher comps going to the next calendar year?

Joseph Hayek^ Sure.

Well WAVE, as you know is a terrific business with a great leadership team, and it's a great JV between ourselves and Armstrong that I think both companies are very proud of. And one of the reasons that they can continue to do as well as they're able to is their value proposition, which really comes back to understanding their customers and being able to create and supply reliably solutions that save their end-user contractors time and labor. And so you can by the WAVE product, which is a portion of the overall spend.

But then as you're installing those ceilings in different areas, your labor cost is an even bigger spend.

And so we think about -- you're right, commercial on office is a little soft.

We've seen continued strength, and this applies to an extent to ClarkDietrich as well but education, health care, data centers and transportation, specifically the larger airports or train stations or things like that. And so I think we would expect WAVE to -- WAVE and ClarkDietrich to both kind of be around here sequentially for the next couple of quarters with -- on the ClarkDietrich side, a caveat being what happens with steel prices.

But based on what we can see, we think steady as she goes for both of the JVs.

Kathryn Thompson^ Okay. Perfect. And then just a final question.

One thing that we have seen in terms of talking to some of our industry contacts in the field and the construction industrial value chain is that just trends are kind of lackluster in the spring and into the summer, but man, over the past one to two months, you've seen a definite pickup in activity.

What are you seeing in terms of your businesses?

Or are there some areas that are performing better more recently versus others? Thanks so much, and best of luck.

Joseph Hayek^ Thank you, Kathryn. Yes. I think it's probably a little bit of a similar answer to the one that we just walked through.

I think that some of the infrastructure-oriented spending and some of the stimulus from, gosh, now a couple two, three years ago, has started to make its way into projects, the CHIPS Act and

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FY2025 Second Quarter Earnings

some of the money that's being allocated for some of these infrastructure projects has helped with some of the larger projects that are out there. Generally speaking, when we get into talking about residential spends and things like that, it will be a little different.

But I would absolutely agree that there's still some, as we referred to them, a kind of mild but persistent headwinds, but we are starting to see some green shoots in certain areas.

Operator^ Our next question comes from the line of Daniel Moore with CJS Securities.

Dan Moore^ I appreciate the color. Maybe start with Building Products, just elaborate and maybe differentiate from what you're seeing -- I say Building Products, but just more generally, I should say, on the heating and cooking space. Between, I guess, the large format on the one side and kind of smaller consumer on the other. And I know this is seasonally not the strongest period.

But what are you seeing in terms of maybe bottoming and expectations as we think about calendar '25?

Joseph Hayek^ Yes. Great question. And Colin mentioned it when we talk about heating and cooking.

One of the core tenets of our growth strategy is transformation. And we have been focused pretty resolutely on our, I call it, the gas grill market, the barbecue market, right, the smaller propane tank market.

And we saw in the quarter a return to growth and return to more seasonally normal and growth in the large format heating tanks.

In the smaller tanks, we had a handful of things that we needed to get done on that facility modernization project. And in the quarter, that hampered our ability to produce as much as we would have liked to. And as you would imagine in a manufacturing environment, volume matters, both because there are sales to be had, and there are also conversion costs and things like that.

So through that transformational project and as that's completed, we upgraded that facility, put in robotics and automated that facility.

And so as we look forward, that project is done, and we feel much better about that business moving forward. Given that, one, we finished that project; and two, we've had some market share wins in the interim.

Dan Moore^ Really helpful. And maybe kind of taking it back up to 30,000 feet.

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FY2025 Second Quarter Earnings

But one of the comments you made was trying to think more like a startup.

I'm wondering if you can elaborate on that. And then just talk about any meaningful differences in strategic direction now that you've been at the helm of CEO for a couple of months and both organically and in terms of where you're focused from an M&A perspective.

Joseph Hayek^ Sure.

So it's a great honor and a privilege to lead this company. And I would maybe start with what's not going to change, right, our culture. People first, performance-based culture.

It's a huge advantage for us.

It's something that we're pretty proud of and we're pretty protective of.

But it's also something that we leverage.

We have great people.

We also have really solid strategies and value propositions.

We talked about the example I gave you in Building Products and then what we talked about in consumer.

And so those things are fundamental to who we are, and it's something we're very proud of and we're not going to change. With respect to thinking more like a startup, we're a 70-year-old company, but we're a 1-year-old company as Worthington Enterprises. And so it gives us the opportunity to look back and to think about what we want the next five years to look like. And what we're trying to do ultimately is optimize and grow the company. And as you optimize, sometimes you need to sort of reset a little bit and think about things differently the way that we have historically done things, matters a lot.

But the way that we do things now and trying ultimately to optimize our business in the current environment is going to prepare us to really be able to focus on growth. And as we look at what's possible for us from a margin perspective, if we are able in the next kind of 12 to 18 months to really position ourselves the way that we want to, it's going to lead to really good things in any environment, but particularly as growth returns to some of our end markets.

Dan Moore^ That's helpful. Maybe one or two quick ones. Just housekeeping, but the sustainable energy now JV was just above breakeven. You expect to remain around those levels. Just wondering if you expect it to be a modest drag or a modest contributor as we think about the next sort of four to eight quarters?

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FY2025 Second Quarter Earnings

Joseph Hayek^ I'd say you're right on.

It will probably be flattish.

Dan Moore^ Got it. And then lastly, from a capital allocation perspective, you bought back 200,000 shares, still have well over 5 million remaining on the authorization.

Shares still trading at relatively depressed valuations. My words, not yours, but wondering what your aggressiveness from buyback perspective might be going forward?

Joseph Hayek^ No. It's a great question. Dan, when we think about capital allocation, we still have a bias for growth.

If you look at our CapEx in the quarter on -- I'll call it our run rate CapEx was closer to $5 million, on top of $5 million in Q1. And so you're kind of run rating at a CapEx level of $25-ish million to $30 million relative to our sales. When we get through our facility modernization projects, we're going to be able to generate a fair amount of additional free cash flow.

And we have -- as we've talked about, we have kind of goals for our free cash flow conversion rates that are out there.

So when we think about capital allocation, we're still going to have a bias for growth.

But when we look at M&A, the M&A market in 2024 was expected to be a big breaking of the logjam, and it turned out that interest rates were stubbornly high, and then there was some uncertainty around the election, that's past us. And so now I think a lot of folks are suggesting that '25 will be that more active market for M&A.

Our M&A criteria, I think we've talked about, companies that make us better improve our margins and our free cash flows.

But if ultimately, we look at our stock price or our ability to think about what that looks like from a buyback versus how expensive M&A is or how attainable M&A is, that's always a toggle that we can go back and forth on.

I would expect us to at least buyback shares that will offset dilution.

But anything above and beyond that, our authorization is still pretty healthy, and we have that lever we can pull if we deem it appropriate.

Operator^ Our next question will come from the line of Susan Maklari with Goldman Sachs.

Susan Maklari^ Congrats to you and Colin on both of your new roles there.

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Joseph Hayek^ Very nice of you to say.

Susan Maklari^ My first question is, can you talk a bit about price cost as we think about the deflation that's come through steel. Just where we are in that process of realizing those moves? And then how you're thinking about price as we look to the next couple of quarters?

Joseph Hayek^ Sure.

So input costs for us, part of transformation for us is ultimately thinking about how we approach our inputs, right, how we approach manufacturing, how we approach purchasing and things like that. Relatively speaking, the deflationary environment, I think you're probably mostly talking about steel.

We would expect that to be relatively flat year-over-year.

We are absolutely doing everything we can to keep our cost down, to decrease what we need to put into kind of getting our products out the door with efficiencies and things like that.

But -- the market for pricing generally is, I would say, okay.

I don't think that as it is more of a macroeconomic statement that nobody wants reignited inflation.

We'll see what comes in the next three months with the new administration.

But I don't think that we anticipate our prices going up very, very significantly because we're working on the back end and on our efficiencies and trying to be sensitive to the elasticity that's out there as well.

Susan Maklari^ Okay. That's helpful color. And then maybe thinking about the administration that will come in next year and some of the policies that they could implement.

As you think about the global competitive environment that you operate within and the potential for some tariffs or some other trade actions to come through.

What could that mean for Worthington?

How are you positioning the business relative to that? Just any thoughts there strategically on how things could come together?

Joseph Hayek^ Well it's a great question. And we don't think anybody actually roots for tariffs.

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FY2025 Second Quarter Earnings

But I think instead, everybody wants a level playing field so that their businesses can compete on their merits. And we don't want to speculate on the incoming administration's goals or their likely actions.

But I think they're smart people.

And in our sense is that they want the same thing, which is that level playing field. And so in that context, and you know this, Susan, the majority of our revenue in the U.S. comes from products that we manufacture domestically. And we do absolutely face price competition from imports. And so we potentially be a net beneficiary of actions that help create and sustain that level playing field and support U.S. manufacturing.

We have spent a lot of time on this, and we'll continue preparing for various scenarios around trade policy so that we can more effectively anticipate and adjust to dynamics as they present themselves.

But bottom line, I think, which is your question, is that we think we're pretty well positioned in any scenario. And we also think that the -- and we're pretty confident that the incoming administration is really focused on what we think would be the best case scenario which is creating that level playing field while not igniting new inflationary pressures, which wouldn't be good for anybody.

Susan Maklari^ Yeah, okay. I appreciate all the color. Thank you.

Operator^ (Operator Instructions) And our next question comes from the line of Brian McNamara with Canaccord Genuity.

Brian McNamara^ Congrats to Joe and Colin on the promotions.

I'm curious, was this the plan all along in terms of succession? And does anything change in terms of your longer-term financial targets, particularly the 6% to 8% kind of top line growth target?

Joseph Hayek^ Yes.

Well you're nice to say that, Brian. The plan ultimately is -- typically the plan right before a plant happens. And so timing-wise, we're very blessed and appreciative and grateful for the work that Andy did and our entire teams continue to do, but to your other question, as we look forward, those targets -- I would say that based on the way that we're trying to drive the business and we're trying to optimize the business, the -- our goal ultimately is to kind of maintain or grow our gross margins, and over time, work down our SG&A as a percentage of sales. That's going to create margin expansion for us.

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Again, this isn't happening tomorrow, but as we look out into the next kind of 12 to 18 to 24 months, we think that's something that we're going to be pretty committed to doing. And really, the only place where maybe we need a little help on those goals that we have out there is just the markets themselves, right? You'll note that we're relatively flat year-over-year, and that's a function of markets that are flat to steady.

I think actually, I've heard this, I think maybe Susan mentioned this in one of our notes, but the repair and remodel markets is steady but slow. And so our growth in those environments is more around our value propositions and our ability to take share.

It's certainly around destocking having run its course.

But ultimately, we will -- it will be much easier to get to those targets, and it won't be necessarily linear, right? So if you think about five years, if you're flat for a couple, there's likely to be catch up at some point. And so that 6% to 8% clearly isn't where we're at right now.

But as we've talked, Brian, some of that's from M&A and some of that's organic.

And the markets as they get unstuck will help us really drive that top line organically, and we're certainly focused on making good strategic M&A decisions, which hopefully kind of gets us the rest.

But that's really the one thing I would say right now is, as you look at it, we're probably not where we'd like to be, mostly because of the markets that we're in.

Brian McNamara^ Great. Appreciate the color on that.

Secondly, on gross margin, I just want to confirm, I think Colin said 27% is where you expect to be moving forward. Did I hear that right?

Joseph Hayek^ Yeah. Yes. Without sort of giving "guidance," we were at 27%. And as we look forward, the dynamics that he mentioned that were the year-over-year comp will be in place as we go forward.

Brian McNamara^ And then just one final one. M&A, particularly in consumer, you're in three pretty different end markets with tools, outdoor living, celebrations. Where are the M&A opportunities as you see them today? And kind of where in consumer do you want a bigger presence in order of priority?

Joseph Hayek^ Sure.

It's a great question.

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Our consumer business is doing exceptionally well and their value proposition is so sophisticated. And so when we think about consumer, and we think about adding companies to our umbrella, it's really one, companies that we can make better. And so that is utilizing our relationships with either our retail partners or distribution partners if it's going into the kind of more the professional channel.

You know this, Brian, a lot of our customers in the consumer space are do-it-yourselfers or they’re contractors that happen to shop in various places. And so we want to be where they are.

But again, it's -- I would say it's more going to be focused on the value-added tools space and in those markets as opposed to some of the others that we're in today.

Operator^ And that will conclude our question and answer session.

And I'll hand the call back over to Joe Hayek for any closing remarks.

Joseph Hayek^ Thank you, [Regina]. And thank you, everyone, for joining us this morning.

Please have a safe and a very happy holiday season.

And we look forward to speaking to everybody again soon.

Operator^ That does conclude our call today. Thank you all for joining.

You may now disconnect.